Exhibit 1.01

TE Connectivity Ltd.
Conflict Minerals Report

For The Calendar-Year Reporting Period Ended December 31, 2018

1. Overview

This Conflict Minerals Report has been prepared by TE Connectivity Ltd. (herein referred to as TE, the Company, we, us, or our) pursuant to Rule 13p-1 (the Rule) promulgated under Section 13(p) of the Securities Exchange Act of 1934, as amended (Exchange Act). Rule 13p-1 and Form Specialized Disclosure (SD) were adopted by the Securities and Exchange Commission (SEC) to implement disclosure and reporting requirements related to “conflict minerals,” as directed by Congress in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank) which, among other things, added Section 13(p) to the Exchange Act. Specifically, Section 13(p), the Rule and Form SD together impose certain reporting obligations on those SEC registrants, like TE, whose manufactured products contain so-called “conflict minerals” that are necessary to the functionality or production of their products. The term “conflict minerals” is defined to mean cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (together, 3TG). The term “Covered Countries” for purposes of Section 13(p) and the SEC rules thereunder, as well as this report and the accompanying Form SD, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

In 2018, we designed and manufactured products to connect power, data, and signal in a broad array of industries, including automotive, energy, industrial, data communications, consumer devices, medical, and aerospace and defense. Our principal product families included terminals and connector systems and components, relays, sensors, application tooling, wire and heat shrink tubing, wire and cable, undersea telecommunications systems and antennas.

For the 2018 reporting period, our reasonable country of origin inquiry (RCOI) survey process targeted a refined list of products deemed at risk for having any quantity of tin, tantalum, tungsten or gold that is “necessary to the functionality or production” of these products within the meaning of Section 13(p) and the SEC’s rules thereunder (necessary conflict minerals). We continue to refine our survey process as part of our continuous efforts to bring the TE program into greater alignment with the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and the supplements thereto relating to tin, tungsten, tantalum and gold (OECD Due Diligence Guidance). The OECD Due Diligence Guidance has been identified by the SEC as an appropriate internationally recognized framework for conducting the RCOI and due diligence relating to necessary conflict minerals called for by Section 13(p), the Rule and Form SD.  TE’s most notable process improvement during the 2018 conflict minerals campaign was our transition away from TE’s original internally developed conflict minerals supplier information gathering tool to a third-party compliance information gathering service (TPCS), a leading software-as-a-service solution accessed by TE’s suppliers through TE’s supplier portal.

Based on our due diligence, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2018 reporting period (January 1 through December 31, 2018), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources. Accordingly, under Section 13(p) and the Rule we have prepared and are filing this Conflict Minerals Report as an exhibit to our accompanying Form SD.

Conflict Minerals Policy

We have adopted a conflict minerals policy which is publicly available on our website at https://www.te.com/content/dam/te-com/documents/product-utilities/product-compliance/global/conflict-minerals-documents/ENG_POL_TEC-01-56.pdf.  TE’s policy is reflected in TE’s Guide to Supplier Social Responsibility (the “Guide”).  Supplier adherence to the Guide is a requirement of doing business with TE.

Grievance Mechanism

We have well established processes to allow interested parties to contact us through our Office of the Ombudsman. Our Office of the Ombudsman can be contacted by email at directors@te.com, through the Internet at http://www.te.com/global-en/about-te/corporate-responsibility/governance/ombudsman.html or through mail at TE Connectivity, Office of the Ombudsman, 1050 Westlakes Drive, Berwyn, Pennsylvania 19312.

Supply Chain — Reasonable Country of Origin Inquiry

The products that we manufacture are complex, and we utilize thousands of components from many direct suppliers. We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines, the smelter or refinery processing facilities (SOR), and our direct suppliers. Therefore, we must rely on our direct suppliers to work with their upstream suppliers (suppliers that are closer to the SORs than TE in the supply chain) to provide us with accurate information about the origin of 3TG in the components and raw materials we purchase. We work to implement contracts with those direct suppliers to impose contract terms that compel these suppliers to support our due diligence efforts with respect to 3TG content.

Because of the complexity and size of our supply chain, we developed a risk-based approach to determining whether we had any necessary 3TG in our supply chain. Each year TE’s raw material and commodity code groupings are reviewed for the presence of potential 3TG. Once those products and materials are identified, internal subject matter experts and engineers analyze whether the 3TG in the products and materials are “necessary to the functionality or production” of such products within the meaning of the SEC’s rules. The end result of that analysis leads to the identification of supplier products in-scope for being potentially at risk of containing necessary conflict minerals. In 2018, a total of approximately 241,773 products (including components) were identified and subject to our RCOI survey.

Our 2018 supplier survey campaign requested that the identified suppliers provide information to us regarding 3TG and SORs using the Conflict Minerals Reporting Template (the “Template” or “CMRT”) developed by the Responsible Minerals Initiative (RMI), formerly known as the Conflict-Free Sourcing Initiative (CFSI).

Consistent with TE’s past practice, we launched our 2018 supplier survey campaign seeking supplier responses on a part level basis for all of our in-scope components and materials.  However, in response to dialogue with our customers, suppliers and other stakeholders, in early 2019 we amended our process and announced to our suppliers that we would accept company level CMRTs.   At  the time of the change, we had an approximate 60% response rate from our suppliers.  Since our 2018 supplier survey yielded a supplier response rate of over 67% of all in-scope products surveyed, we do not believe that the change to accepting a company level CMRT had a significant change on our 2018 response rate.  As in past years, some supplier responses continued to note that the source of the conflict minerals could not be ascertained at the time of the supplier’s response.

Notably, in the past two years, TE has made two acquisitions from SEC registrants that have yet to be fully integrated into TE’s conflict mineral program:

Hirschmann Car Communications.  On August 31, 2017 we completed the acquisition of Hirschmann Car Communications (HCC), a specialist in antenna technologies, primarily for automobile communications and connectivity.  We acquired HCC from Voxx International Corporation (“Voxx”), a SEC registrant that files a Form SD and accompanying Conflict Minerals Report with the SEC.  Because we have yet to fully integrate HCC’s enterprise resource planning systems into TE’s systems, we continue to rely on HCC’s existing supply chain survey process (as established by former parent Voxx) which we determined, after conducting appropriate due diligence, was sufficiently rigorous to satisfy our own risk-based due diligence standards for the calendar year 2018 reporting period.

ENTRELEC.®  On August 1, 2018, we announced that we had closed the acquisition of ABB’s ENTRELEC® terminal block business.  ABB is an SEC registrant that files a Form SD and accompanying Conflict Minerals Report with the SEC.  Because we have yet to complete the integration of operations from ABB for the ENTRELEC® terminal block business, we have obtained a CMRT from ABB with SOR information relating to the ENTRELEC® terminal block business.

Based on these inputs, we provide SOR information in Exhibit A and Exhibit A-1 for the approximately 2,200 HCC parts and 344 ENTRELEC® parts that have necessary 3TG.  Unless otherwise indicated, HCC’s and ENTRELEC® parts are not included in the figures in this report with respect to TE’s conflict mineral program.

Efforts to Determine Mine or Location of Origin

We have determined that requesting the identified suppliers to complete the Template, together with resources offered by our TPCS, represents our reasonable efforts to determine the mines or locations of origin of 3TG in our supply chain. We have reached this conclusion in part as a result of our membership in the RMI - an initiative of Responsible Business Alliance (RBA), formerly known as the Electronic Industry Citizenship Coalition (whose efforts focus on the location and the commitment of smelters and refineries to go through its Responsible Minerals Assurance Process (RMAP) or participate in a recognized certification program), our understanding of the OECD guidelines, and based on consultation with compliance and sustainability leaders in companies similarly situated to TE.  Based on this rationale, we came to the same conclusion with respect to HCC’s similarly overlapping RCOI and due diligence processes for the 2018 reporting period.  TE relies on the RMI to help keep us abreast of developments in conflict minerals sourcing, the evolution and refinement of the CMRT template, and as a source of process improvements and informal benchmarking opportunities with other members.  TE consults with the RMI directly a number of times a year on specific questions and topics.

Smelters or Refiners and Country of Origin of 3TG

We attach here a complete listing of those SORs ascertained, through TE’s,  HCC’s and the ABB/ENTRELEC® supplier responses to the Template or upon further inquiry after a review of such responses, as providing necessary conflict minerals to TE, HCC and ABB/ENTRELEC®  for manufacture in 2018(1) (“Exhibit A and Exhibit A-1 respectively”).

Description of Products Containing “Necessary” Conflict Minerals

We identified approximately 241,773 products supplied to TE potentially containing one or more 3TG minerals necessary to the functionality or production of our products;  approximately 77,108 products were eliminated as out-of-scope pursuant to the RCOI process and approximately 84,652 products were deemed to contain necessary conflict minerals.  These products fall into all of our product families, including but not limited to the following: terminals and connector systems and components, relays, sensors, application tooling, wire and heat shrink tubing, wire and cable, undersea telecommunications systems and antennas.

After making the reasonable country of origin inquiry outlined above, we were unable to ascertain the country of origin of 3TG minerals necessary to the functionality or production of the 241,773 identified TE products and, as a consequence, proceeded to conduct the due diligence required under the OECD Due Diligence Guidance as applicable to downstream companies.

For HCC, of the approximately 2,200  products surveyed, 300 were unable to ascertain the country of origin of the 3TG minerals necessary to the functionality of HCC’s products.

(1)  Exhibit A contains the list of smelters within TE’s, HCC’s and the ABB/ENTRELEC® supply chain that were identified during the reporting period as a known smelter by the RMI at a point in time during the 2018 calendar year. Exhibit A-1 contains alleged smelters and refiners who were identified in HCC’s supply chain that either 1) were not identified as a smelter or refiner on the RMI known smelter list; or 2) the information provided does not match RMI’s records.

2. Due Diligence

Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the five-step framework of the OECD Due Diligence Guidance as applicable to downstream companies such as TE. As discussed above, the OECD Due Diligence Guidance has been identified by the SEC as an appropriate (and thus far, the only), internationally recognized due diligence framework for purposes of Section 13(p) of the Exchange Act and the Rule and Form SD thereunder.

MANAGEMENT SYSTEMS

We have adopted a conflict minerals policy related to our sourcing of 3TG, and have developed a formalized Conflict Minerals Program for our suppliers which is governed by an official standard operating procedure (the Program). TE’s conflict minerals requirements are set forth in our Purchase Order terms, RFP documentation, supply contracts, and our supplier portal.

Internal Team

We have established a management system to support supply chain due diligence related to 3TG. Our management system includes an executive steering committee overseen by the Global Supply Chain Counsel, and a team of subject matter experts from functions such as supplier management (Global Procurement), engineering, finance, and law. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy as approved by our Law Department. As discussed further below, this team met regularly throughout 2018 and early 2019 to discuss the supply chain compliance process relating to conflict minerals.

Control systems

We do not typically have a direct relationship with 3TG SORs. We do, however, participate with other major manufacturers in an industry-wide initiative to develop compliant supply chains, including the RMI’s Responsible Minerals Assurance Process (RMAP) (formerly known as the Conflict-Free Smelter Program, or CFSP), and we look to our TPCS to assist with smelter outreach and to provide guidance on various smelter related issues, including risk assessment, that arise during the survey year.

Controls include the TE Guide to Ethical Conduct that outlines expected behaviors for all our employees, the TE Supplier Guide to Supplier Social Responsibility that outlines expected behaviors relative to working conditions and rights for suppliers and their employees, supply contracts containing a conflict minerals contract clause that requires suppliers to provide us with information about the source of 3TG and smelters/refiners, and if required, termination and supplier blacklisting processes that disqualify suppliers who refuse to provide conflict minerals data from doing business with TE. In addition, as discussed in the ‘Grievance Mechanism’ portion of this Report, TE has established a confidential reporting mechanism.

TE also maintains program integrity controls.  Each year we seek certifications from our business segment presidents, supply chain executives, and leads of our segment and business unit operations leaders on behalf of their respective function to help insure that components and raw materials that go into TE’s products are subject to TE’s 3TG due diligence.

Maintain records

Program data is stored in accordance with our established corporate records schedule to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement

We have adopted a number of supplier outreach tools developed by our TPCS, including but not limited to training and program materials, all of which are designed to encourage suppliers to develop their own conflict minerals due diligence programs in accordance with the SEC’s conflict minerals regulatory requirements. We also maintain an electronic portal which directs suppliers to informational resources related to conflict minerals and our Conflict Minerals Policy.

IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN

We survey direct suppliers of components or raw materials that were at risk for containing 3TG that were “necessary to the functionality or production” of our products described above. Unlike past years, where TE relied on our internally developed system to survey suppliers, for 2018 TE relied on our TPCS to lead our supplier survey.  For 2018, approximately 379 commodity codes and 241,773 associated TE products required RCOI survey activity due to their risk profiles.  For HCC, approximately, over 2,200 products were subject to RCOI survey, and HCC’s supplier response rate was over 77% for the parts surveyed.

Survey Responses For TE Products

We received a supplier response rate in excess of 67% of the in-scope TE products surveyed.  While this response rate is not as high as reported by TE in past years, we believe that the 2018 supplier response rate to be a success for a transition year, especially because TE’s personnel were also focused on other critical supplier outreach during the past year, such as working to gather supplier information relative to requirements for the European Union’s Restriction of Hazardous Substances Directive 2002/95/EC.  Supplier responses for TE’s 2018 conflict minerals campaign were provided using the Template, or a substantially similar variation thereof. We reviewed the responses against criteria developed by our internal team to determine which suppliers required further engagement. As in past years, the review criteria included assessing incomplete responses as well as inconsistencies within the data reported by those suppliers, and we have worked directly with suppliers to obtain additional engagement in an effort to secure improved responses. From the responses received, the following statistics were compiled:

Approximately 77,108 products were reported as out-of-scope by suppliers — meaning that they did not contain necessary conflict minerals.

Approximately 57,710 products were determined to be low risk under TE’s analysis; either by way of the RMAP process, TE’s risk assessment, or being derived from recycled or scrap sources.

Approximately 26,590 products were of indeterminate origin — meaning that our relevant suppliers were unable to identify either the country of origin or the mine/SOR of origin.

DESIGN AND IMPLEMENT A STRATEGY TO RESPOND TO RISKS

•                  Senior management is briefed about our due diligence efforts on a regular basis.

•                  Executive leadership is in a position to influence the outcome of the Program through either financial or administrative supports and to certify alignment with the centralized RCOI survey and company due diligence processes and affirm direct knowledge and supervision of such activities.

•                  We have a conflict minerals policy, and impose the provisions of such Policy on our direct suppliers as a condition of doing business with TE (e.g., supply contract language, supplier requirements/codes, etc.).

•                  We have implemented and continue to follow a risk management plan that outlines our responses to identified risks.

•                  Suppliers are required to have a supply chain aligned with the principles and practices of the RMI or an OECD compliant program, otherwise products purchased from them are re-sourced.

•                  Data validation enhancements assure integrity of data received and reliability for reporting.

CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

We do not typically have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits of these entities. We support SOR audits conducted by independent third parties through our participation in the RMI’s RMAP, and have obtained the RMI list of “RMAP Conformant” smelters and refineries. We continue to examine how best to introduce our own supplier audit process, to be managed in tandem with our third-party conducted supplier social responsibility audits, based on certain risk criteria (i.e. stated ‘conflict free’ supplier, or products originally deemed high risk but responded as “out of scope” on a supplier response).

REPORT ON SUPPLY CHAIN DUE DILIGENCE

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence and is available on our website, along with the accompanying Form SD, at http://investors.te.com/financial-reports/sec-filings/default.aspx. In addition, this Report and the accompanying Form SD have been filed with the SEC and are publicly available on the SEC’s EDGAR website (https://www.sec.gov).

RESULTS OF DUE DILIGENCE

Notwithstanding improvements in our RCOI and due diligence processes, we are unable to determine with absolute assurance the origin of all the necessary conflict minerals in our products for the 2018 reporting period (January 1 through December 31, 2018), and therefore cannot exclude the possibility that some of these minerals may have originated in one or more of the Covered Countries and are not derived from recycled or scrap sources.  Based on the results of HCC’s due diligence processes, we reached the same conclusion with respect to HCC products.

3. Steps to be taken in 2019 to mitigate risk

We intend to take the following steps as continuous improvement measures to our due diligence to be conducted in 2019, to further mitigate the risk that any necessary 3TG in our products finance or benefit armed groups in any of the Covered Countries:

•                  Work directly with suppliers to improve overall supplier response rate.

•                  Engage any suppliers if found to be providing us with components or materials containing 3TG from sources that finance or benefit armed groups in the Covered Countries (as that term is defined in Section 13(p) and Item 1.01(d)(2) of Form SD) to establish an alternative source of 3TG that does not support the activities of any such group.

•                  Conduct independent third party audits of select high risk suppliers to validate their compliance with the requirements of TE’s Conflict Minerals Program.

•                  Help and provide tools (by way of our third party compliance solution provider) to those who want to build supply chain transparency via their own programs.

•                  Further integration of HCC into our Conflict Mineral Program.

•                  While not required by Section 1502 of Dodd-Frank (which added Section 13(p) to the Exchange Act), TE plans to conduct an ad-hoc survey of parts containing intentionally added cobalt to help assess the extent of and ability to conduct cobalt due diligence to help meet anticipated customer requests.

Cautions Concerning Website Information and Forward-Looking Statements

Other than any documents expressly incorporated by reference in this Conflict Minerals Report and/or the accompanying Form SD, the information on any of our websites referred to in this report is not part of this report or any other document filed with the SEC, including but not limited to the accompanying Form SD.

Certain statements in this report may be “forward-looking” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those anticipated in any of our forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Exhibit A — Smelters identified during the reporting period as a known smelter by the RMI which, to the extent known, processed necessary conflict minerals in TE, HCC and/or ENTRELEC® products  for Calendar 2018 Reporting Period.  Note, HCC only smelters are identified below.  There were no ENTRELEC® only smelters.

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	8853 S.p.A.	ITALY	CID002763	RMI
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708	RMI
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015	RMI
Gold	African Gold Refinery	UGANDA	CID003185	RMI
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	RMI
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	CID002560	RMI
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	RMI
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	RMI
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058	RMI
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	RMI
Gold	Asahi Pretec Corp.	JAPAN	CID000082	RMI
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	RMI
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920	RMI
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	RMI
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103	RMI
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850	RMI
Gold	Aurubis AG	GERMANY	CID000113	RMI
Gold	Bangalore Refinery	INDIA	CID002863	RMI
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	RMI
Gold	Boliden AB	SWEDEN	CID000157	RMI
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	RMI
Gold	Caridad	MEXICO	CID000180	RMI
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	RMI
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189	RMI
Gold	Chimet S.p.A.	ITALY	CID000233	RMI
Gold	Chugai Mining	JAPAN	CID000264	RMI
Gold	Colt Refining	UNITED STATES OF AMERICA	CID000288	RMI	*
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328	RMI
Gold	DaeryongENC	KOREA, REPUBLIC OF	CID000333	RMI	*
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343	RMI
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867	RMI
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES	CID003348	RMI
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362	RMI
Gold	Dowa	JAPAN	CID000401	RMI
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195	RMI
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	RMI
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	RMI
Gold	Elemetal Refining, LLC	UNITED STATES OF AMERICA	CID001322	RMI	*
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515	RMI
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES	CID002584	RMI
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852	RMI
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459	RMI
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243	RMI
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909	RMI
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312	RMI
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651	RMI
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671	RMI
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF	CID000689	RMI
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	RMI
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707	RMI
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	RMI
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767	RMI
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	CID000773	RMI
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF	CID000778	RMI
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	RMI
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES	CID002562	RMI
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	RMI
Gold	Istanbul Gold Refinery	TURKEY	CID000814	RMI
Gold	Italpreziosi	ITALY	CID002765	RMI
Gold	Japan Mint	JAPAN	CID000823	RMI
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	RMI
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	RMI
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	RMI
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	RMI
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563	RMI
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956	RMI
Gold	Kazzinc	KAZAKHSTAN	CID000957	RMI
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969	RMI
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511	RMI
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	RMI
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	RMI
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029	RMI
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	CID002865	RMI
Gold	L’azurde Company For Jewelry	SAUDI ARABIA	CID001032	RMI
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056	RMI
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058	RMI
Gold	L’Orfebre S.A.	ANDORRA	CID002762	RMI
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	RMI
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093	RMI
Gold	Marsam Metals	BRAZIL	CID002606	RMI
Gold	Materion	UNITED STATES OF AMERICA	CID001113	RMI
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	RMI
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	RMI
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	RMI
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	RMI
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157	RMI
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161	RMI
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	RMI
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	RMI
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	RMI
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857	RMI
Gold	Morris and Watson	NEW ZEALAND	CID002282	RMI
Gold	Morris and Watson Gold Coast	AUSTRALIA	CID002866	RMI
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	RMI
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220	RMI
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	RMI
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189	RMI
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	RMI
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	RMI
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	RMI
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326	RMI
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	RMI
Gold	PAMP S.A.	SWITZERLAND	CID001352	RMI
Gold	Pease & Curren	UNITED STATES OF AMERICA	CID002872	RMI
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362	RMI
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919	RMI
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	RMI
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	RMI
Gold	PX Precinox S.A.	SWITZERLAND	CID001498	RMI
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	CID003324	RMI
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	RMI
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522	RMI
Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582	RMI
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA	CID002510	RMI
Gold	Royal Canadian Mint	CANADA	CID001534	RMI
Gold	SAAMP	FRANCE	CID002761	RMI
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA	CID001546	RMI
Gold	Safimet S.p.A	ITALY	CID002973	RMI
Gold	SAFINA A.S.	CZECHIA	CID002290	RMI
Gold	Sai Refinery	INDIA	CID002853	RMI
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555	RMI
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562	RMI
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	RMI
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585	RMI
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619	RMI
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	RMI
Gold	Shangdong Humon Smelting Co., Ltd.	CHINA	CID002525	RMI
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	RMI
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516	RMI
Gold	So Accurate Group, Inc.	UNITED STATES OF AMERICA	CID001754	RMI	*
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	RMI
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761	RMI
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153	RMI
Gold	Sudan Gold Refinery	SUDAN	CID002567	RMI
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	RMI
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918	RMI
Gold	T.C.A S.p.A	ITALY	CID002580	RMI
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	RMI
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916	RMI
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	RMI
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947	RMI
Gold	Tony Goetz NV	BELGIUM	CID002587	RMI
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	RMI
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	RMI
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	RMI
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	RMI
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	RMI
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993	RMI
Gold	Universal Precious Metals Refining Zambia	ZAMBIA	CID002854	RMI
Gold	Valcambi S.A.	SWITZERLAND	CID002003	RMI
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	RMI
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	RMI
Gold	Yamakin Co., Ltd.	JAPAN	CID002100	RMI
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	RMI
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197	RMI
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	RMI
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092	RMI
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	RMI
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504	RMI
Tantalum	Duoluoshan	CHINA	CID000410	RMI
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456	RMI
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	RMI
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	RMI
Tantalum	Global Advanced Metals	UNITED STATES OF AMERICA	CID000564	RMI	*
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	RMI
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291	RMI
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	RMI
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	RMI
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	RMI
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548	RMI
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	RMI
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	RMI
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545	RMI
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	RMI
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	RMI
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	RMI
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA	CID003191	RMI
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	RMI
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	RMI
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	RMI
Tantalum	KEMET Blue Metals	MEXICO	CID002539	RMI
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA	CID002568	RMI
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973	RMI	*
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	RMI
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	RMI
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175	RMI
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192	RMI
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	RMI
Tantalum	NPM Silmet AS	ESTONIA	CID001200	RMI
Tantalum	Plansee	AUSTRIA	CID001368	RMI	*
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF	CID002847	RMI
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508	RMI
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707	RMI
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522	RMI
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769	RMI
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869	RMI
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891	RMI
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	RMI
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	RMI
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307	RMI
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	CID002232	RMI	*
Tin	Alpha	UNITED STATES OF AMERICA	CID000292	RMI
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	CID002703	RMI
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	RMI
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190	RMI
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	RMI
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278	RMI
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295	RMI	*

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tin	CV Ayi Jaya	INDONESIA	CID002570	RMI
Tin	CV Dua Sekawan	INDONESIA	CID002592	RMI
Tin	CV Gita Pesona	INDONESIA	CID000306	RMI
Tin	CV United Smelting	INDONESIA	CID000315	RMI
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	RMI
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	CID003356	RMI
Tin	Dowa	JAPAN	CID000402	RMI
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	CID002572	RMI
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438	RMI
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448	RMI
Tin	Fenix Metals	POLAND	CID000468	RMI
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848	RMI
Tin	Gejiu Jinye Mineral Company	CHINA	CID002859	RMI
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	RMI
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	RMI
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	RMI
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555	RMI
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116	RMI
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	RMI
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	RMI
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760	RMI
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244	RMI
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231	RMI
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	RMI
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	RMI
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	RMI
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142	RMI
Tin	Metallo Belgium N.V.	BELGIUM	CID002773	RMI
Tin	Metallo Chimique	BELGIUM	CID001143	RMI	*
Tin	Metallo Spain S.L.U.	SPAIN	CID002774	RMI
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	RMI
Tin	Minmetals Ganzhou Tin Co. Ltd.	CHINA	CID001179	RMI	*
Tin	Minsur	PERU	CID001182	RMI
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	RMI
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858	RMI
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002573	RMI
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	RMI
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	RMI
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337	RMI
Tin	Pongpipat Company Limited	MYANMAR	CID003208	RMI
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	RMI
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	RMI
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	RMI
Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406	RMI
Tin	PT Bangka Prima Tin	INDONESIA	CID002776	RMI
Tin	PT Bangka Serumpun	INDONESIA	CID003205	RMI
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	RMI
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	RMI
Tin	PT Bukit Timah	INDONESIA	CID001428	RMI
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	RMI
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	RMI
Tin	PT Inti Stania Prima	INDONESIA	CID002530	RMI
Tin	PT Justindo	INDONESIA	CID000307	RMI	*
Tin	PT Karimun Mining	INDONESIA	CID001448	RMI
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829	RMI
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	CID002870	RMI
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	RMI
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	RMI
Tin	PT O.M. Indonesia	INDONESIA	CID002757	RMI	*
Tin	PT Panca Mega Persada	INDONESIA	CID001457	RMI
Tin	PT Premium Tin Indonesia	INDONESIA	CID000313	RMI
Tin	PT Prima Timah Utama	INDONESIA	CID001458	RMI
Tin	PT Rajawali Rimba Perkasa	INDONESIA	CID003381	RMI
Tin	PT Rajehan Ariq	INDONESIA	CID002593	RMI
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	RMI
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	RMI
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	RMI
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	RMI
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	RMI
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	RMI
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	RMI
Tin	PT Timah Nusantara	INDONESIA	CID001486	RMI	*
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	RMI
Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478	RMI
Tin	PT Tommy Utama	INDONESIA	CID001493	RMI
Tin	PT Wahana Perkit Jaya	INDONESIA	CID002479	RMI	*
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706	RMI
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539	RMI
Tin	Soft Metais Ltda.	BRAZIL	CID001758	RMI
Tin	Super Ligas	BRAZIL	CID002756	RMI
Tin	Thaisarco	THAILAND	CID001898	RMI
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325	RMI
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002574	RMI
Tin	VQB Mineral and Trading Group JSC	VIET NAM	CID002015	RMI	*
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036	RMI
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	RMI

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tin	Yunnan Tin Company Limited	CHINA	CID002180	RMI
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	RMI
Tungsten	ACL Metais Eireli	BRAZIL	CID002833	RMI
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502	RMI
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	RMI
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	RMI
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	RMI
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645	RMI
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	RMI
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	RMI
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	RMI
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536	RMI
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568	RMI
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	RMI
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	RMI
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541	RMI
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	RMI
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	RMI
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	RMI
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182	RMI
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	RMI
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	RMI
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	RMI
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647	RMI
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	RMI
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	CID002313	RMI
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA	CID002493	RMI	*
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	RMI
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	RMI
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535	RMI
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	RMI
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966	RMI
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105	RMI
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	RMI
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845	RMI
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589	RMI
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	CID002543	RMI
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	RMI
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815	RMI
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889	RMI
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724	RMI
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	CID002011	RMI
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044	RMI
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	CID002047	RMI	*

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	RMI
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	RMI
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	RMI
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	RMI
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	RMI

Exhibit A-1 Smelters identified during the reporting period but not listed as a known smelter by the RMI which, to the extent known, processed necessary conflict minerals in HCC products (as indicated below) for Calendar 2018 Reporting Period.

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	Al Ghaith Gold	UNITED ARAB EMIRATES	CID002899	RMI	*
Gold	ARY Aurum Plus	UNITED ARAB EMIRATES	CID002596	RMI	*
Gold	Guangdong Hua Jian Trade Co., Ltd.	CHINA	CID000605	RMI	*
Gold	GUANGDONG JINXIAN GAOXIN CAI LIAO GONG SI	CHINA	CID000611	RMI	*
Gold	Hang Seng Technology	CHINA	CID000670	RMI	*
Gold	Henan Yuguang Gold & Lead Co., Ltd.	CHINA	CID002519	RMI	*
Gold	Hetai Gold Mineral Guangdong Co., Ltd.	CHINA	CID000718	RMI	*
Gold	Hop Hing electroplating factory Zhejiang		CID002739	RMI	*
Gold	Hung Cheong Metal Manufacturing Limited	CHINA	CID002904	RMI	*
Gold	Jin Jinyin Refining Co., Ltd.	CHINA	CID000884	RMI	*
Gold	Jinlong Copper Co., Ltd.	CHINA	CID000909	RMI	*
Gold	Johnson Matthey Inc.		CID000920	RMI	*
Gold	Kosak Seiren	JAPAN	CID000991	RMI	*
Gold	Nihon Superior Co., Ltd.	JAPAN	CID001252	RMI	*
Gold	Nohon Material Corporation		CID002285	RMI	*
Gold	Nyrstar Metals	UNITED STATES OF AMERICA	CID001313	RMI	*
Gold	Ohio Precious Metals, LLC		CID001322	RMI	*
Gold	Precious Metals Sales Corp.	UNITED STATES OF AMERICA	CID002581	RMI	*
Gold	Realized the Enterprise Co., Ltd.		CID001515	RMI	*
Gold	Rio Tinto Group		CID002914	RMI	*
Gold	Shan Dong Huangjin	CHINA	CID001604	RMI	*
Gold	Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co., Ltd.	CHINA	CID001605	RMI	*
Gold	Shandon Jin Jinyin Refining Limited		CID001607	RMI	*
Gold	Shandong Hengbang Smelter Co., Ltd.	CHINA	CID001612	RMI	*
Gold	Shandong penglai gold smelter		CID001616	RMI	*
Gold	Shandong Yanggu Xiangguang Co., Ltd.	CHINA	CID002614	RMI	*
Gold	Shenzhen Heng Zhong Industry Co., Ltd.	CHINA	CID001692	RMI	*
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	CID002527	RMI	*
Gold	Sino-Platinum Metals Co., Ltd.	CHINA	CID001745	RMI	*
Gold	Suntain Co., Ltd.		CID001808	RMI	*
Gold	Super Dragon Technology Co., Ltd.	CHINA	CID001810	RMI	*
Gold	SuZhou ShenChuang recycling Ltd.		CID002743	RMI	*
Gold	Tsai Brother industries		CID002745	RMI	*
Gold	Viagra Di precious metals (Zhaoyuan) Co., Ltd.	CHINA	CID002009	RMI	*
Gold	WANG TING		CID002023	RMI	*
Gold	Wuzhong Group	CHINA	CID002063	RMI	*
Gold	Xiamen JInbo Metal Co., Ltd.		CID002076	RMI	*
Gold	Yamato Denki Ind. Co., Ltd.		CID002102	RMI	*
Gold	Zhaojun Maifu		CID002201	RMI	*
Gold	Zhe Jiang Guang Yuan Noble Metal Smelting Factory	CHINA	CID002205	RMI	*
Gold	Zhongkuang Gold Industry Co., Ltd.	CHINA	CID002214	RMI	*

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Gold	Zhongshan Hyper-Toxic Substance Monopolized Co., Ltd.	CHINA	CID002219	RMI	*
Gold	Zhongshan Poison Material Proprietary Co., Ltd.	CHINA	CID002221	RMI	*
Gold	Zhuhai toxic materials Monopoly Ltd.	CHINA	CID002231	RMI	*
Gold	Zhuzhou Smelting Group Co., Ltd	CHINA	CID002529	RMI	*
Tantalum	ANHUI HERRMAN IMPEX CO.	CHINA	CID000059	RMI	*
Tantalum	Nantong Tongjie Electrical Co., Ltd.		CID002386	RMI	*
Tantalum	PM Kalco Inc	UNITED STATES OF AMERICA	CID003396	RMI	*
Tantalum	Shanghai Jiangxi Metals Co., Ltd.	CHINA	CID001634	RMI	*
Tin	Arco Alloys		CID002809	RMI	*
Tin	Chofu Works		CID002786	RMI	*
Tin	Dongguan City Xida Soldering Tin Products Co.	CHINA	CID000376	RMI	*
Tin	Fuji Metal Mining Corp.	JAPAN	CID000498	RMI	*
Tin	Gejiu Yunxi Group Corp.	CHINA	CID000553	RMI	*
Tin	Guangxi Nonferrous Metals Group	CHINA	CID000626	RMI	*
Tin	Guangxi Zhongshan Jin Yi Smelting Co., Ltd.	CHINA	CID000628	RMI	*
Tin	Hezhou Jinwei Tin Co., Ltd.	CHINA	CID000720	RMI	*
Tin	Hongqiao Metals (Kunshan) Co., Ltd.	CHINA	CID002635	RMI	*
Tin	Hulterworth Smelter		CID002365	RMI	*
Tin	Jiang Jia Wang Technology Co.		CID000840	RMI	*
Tin	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002819	RMI	*
Tin	Ju Tai Industrial Co., Ltd.	CHINA	CID000934	RMI	*
Tin	LIAN JING	CHINA	CID002281	RMI	*
Tin	M/s ECO Tropical Resources	SINGAPORE	CID002382	RMI	*
Tin	Ma An Shan Shu Guang Smelter Corp.	CHINA	CID001098	RMI	*
Tin	Materials Eco-Refining Co., Ltd.	JAPAN	CID001112	RMI	*
Tin	Metahub Industries Sdn. Bhd.	MALAYSIA	CID001136	RMI	*
Tin	Minchali Metal Industry Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID001172	RMI	*
Tin	Ming Li Jia smelt Metal Factory	CHINA	CID001177	RMI	*
Tin	Ney Metals and Alloys		CID001246	RMI	*
Tin	Old City Metals Processing Co., Ltd.		CID001332	RMI	*
Tin	Pan Light Corporation		CID001356	RMI	*
Tin	PT NATARI	INDONESIA	CID001456	RMI	*
Tin	Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co., Ltd.	CHINA	CID001606	RMI	*
Tin	Shenzhen Hong Chang Metal Manufacturing Factory	CHINA	CID001694	RMI	*
Tin	Sichuan Guanghan Jiangnan casting smelters	CHINA	CID001731	RMI	*
Tin	Sigma Tin Alloy Co., Ltd.	CHINA	CID002408	RMI	*
Tin	Solder Court Ltd.		CID002436	RMI	*
Tin	Spectro Alloys Corp.	UNITED STATES OF AMERICA	CID002411	RMI	*
Tin	Suzhou Nuonengda Chemical Co., Ltd.	CHINA	CID001822	RMI	*
Tin	Taicang City Nancang Metal Material Co., Ltd.	CHINA	CID001845	RMI	*
Tin	Taiwan high-tech Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID001851	RMI	*
Tin	Taiwan Huanliang		CID001852	RMI	*
Tin	Taiwan’s lofty Enterprises Ltd.	TAIWAN, PROVINCE OF CHINA	CID001859	RMI	*
Tin	TAP		CID001882	RMI	*
Tin	Thailand Mine Factory		CID001897	RMI	*

Smelter Metal	Smelter Name	Smelter Country	Smelter ID	Source of Smelter ID	HCC Only Smelter (*)
Tin	Three green surface technology limited company		CID001920	RMI	*
Tin	Tianshui Ling Bo Technology Co., Ltd.	CHINA	CID001929	RMI	*
Tin	TIN PLATING GEJIU	CHINA	CID001932	RMI	*
Tin	TONG LONG		CID001943	RMI	*
Tin	Top-Team Technology (Shenzhen) Ltd.	CHINA	CID001954	RMI	*
Tin	Untracore Co., Ltd.		CID001998	RMI	*
Tin	WELLEY		CID002027	RMI	*
Tin	WUJIANG CITY LUXE TIN FACTORY	CHINA	CID002057	RMI	*
Tin	Xiamen Honglu Tungsten Molybdenum Co., Ltd.		CID002428	RMI	*
Tin	Xianghualing Tin Industry Co., Ltd.	CHINA	CID002946	RMI	*
Tin	Xin Furukawa Metal ( Wuxi ) Co., Ltd.	CHINA	CID002090	RMI	*
Tin	XURI	CHINA	CID002099	RMI	*
Tin	Yifeng Tin	CHINA	CID002121	RMI	*
Tin	Yiquan Manufacturing		CID002123	RMI	*
Tin	Yuecheng Tin Co., Ltd.	CHINA	CID002147	RMI	*
Tin	Yunnan Chengo Electric Smelting Plant	CHINA	CID002162	RMI	*
Tin	Yunnan Copper Zinc Industry Co., Ltd.	CHINA	CID002164	RMI	*
Tin	Yunnan Industrial Co., Ltd.	CHINA	CID002173	RMI	*
Tin	Yunnan Malipo Baiyi Kuangye Co.	CHINA	CID002309	RMI	*
Tin	Zhongshan Jinye Smelting Co., Ltd		CID002220	RMI	*
Tungsten	DAIDO STEEL		CID002349	RMI	*
Tungsten	Ganzhou Beseem Ferrotungsten Co., Ltd.	CHINA	CID002644	RMI	*
Tungsten	Mehra Ferro-Alloys Pvt. Ltd.	INDONESIA	CID002652	RMI	*
Tungsten	Toshiba Material Co., Ltd.		CID002423	RMI	*
Tungsten	Tungsten Diversified Industries LLC	UNITED STATES OF AMERICA	CID002659	RMI	*
Tungsten	Zhangzhou Chuen Bao Apt Smeltery Co., Ltd.	CHINA	CID002195	RMI	*